Exhibit 99

Contacts:

Media	Investor Relations
Mike Hockey	Sean Meakim
(832) 285-4933	(704) 627-6200
mike.hockey@honeywell.com	sean.meakim@honeywell.com

HONEYWELL DELIVERS STRONG FIRST QUARTER RESULTS
AND BEATS GUIDANCE ON ALL METRICS, RAISES FULL-YEAR
SALES, SEGMENT MARGIN, AND ADJUSTED EPS GUIDANCE

•Sales of $8.9 Billion, Reported Sales Up 6%, Organic1 Sales Up 8%
•Operating Margin up 390 Basis Points to 19.1%; Segment Margin1 up 90 Basis Points to 22.0%
•Earnings Per Share and Adjusted Earnings Per Share1 of $2.07, Exceeding High End of Guidance by 11 Cents
•Backlog2 Increased to a Record $30.3 Billion, Up 6% Year over Year
•Announced $670 Million Acquisition of Compressor Controls Corporation
•Company Raises Midpoint of Full-Year Adjusted EPS3 Guidance by 13 Cents; Reaffirms Full-Year Cash Flow1 Guidance

CHARLOTTE, N.C., April 27, 2023 -- Honeywell (NASDAQ: HON) today announced results for the first quarter that exceeded the company's guidance across all metrics. The company also raised the midpoint of its full-year organic1 growth, segment margin3, and adjusted EPS3 guidance ranges.
The company reported first-quarter year-over-year sales growth of 6% and organic1 sales growth of 8%, with another quarter of double-digit organic sales growth in Performance Materials and Technologies and Aerospace. Operating margin expanded 390 basis points to 19.1% and segment margin1 expanded by 90 basis points to 22.0%, led by continued robust expansion in Safety and Productivity Solutions and Honeywell Building Technologies. Honeywell first-quarter earnings per share was $2.07, up 26% year over year, or up 8% adjusted1 year over year. Operating cash flow was negative $0.8 billion and free cash flow1 was negative $1.0 billion. Excluding the net impact of settlements signed in the fourth quarter of 2022, the company generated $0.3 billion of free cash flow1 in the first quarter, $250 million better than the first quarter of 2022.
"Honeywell delivered an outstanding start to 2023, exceeding expectations for all guided metrics in the first quarter," said Darius Adamczyk, chairman and chief executive officer of Honeywell. "Organic sales growth1 was underpinned by double-digit growth in our commercial aviation, UOP, process solutions, building solutions, and advanced materials businesses. Backlog2 increased to a record $30.3 billion, up 6% year over year, with particular strength in our aerospace business that gives us confidence in our full-year guidance. Our continued focus on commercial excellence and productivity enabled us to remain ahead of the inflation curve and overdeliver on our segment margin3 and earnings per share3 guidance. Excluding the net impact of settlements signed in the fourth quarter of 2022, we delivered free cash flow1 of $0.3 billion. We also continued to leverage our strong balance sheet, deploying $1.6 billion in the quarter to share repurchases, dividends, and capex. In addition, we announced the acquisition of Compressor Controls Corporation, a leading provider of turbomachinery controls and automation

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Honeywell Q1’23 Results - 2

solutions, which combined with our process solutions installed base and Honeywell Forge capabilities will help customers accelerate their energy transition."
Adamczyk continued, "As we look to the rest of 2023, we are well positioned to continue outperforming despite an uncertain macroeconomic environment. Our businesses are poised for sustained growth, our backlog will support our projections, and our technologically differentiated portfolio of solutions is allowing us to address the world's toughest automation, digitalization, and sustainability challenges. This setup is enabling us to raise our full-year 2023 guidance, and I am confident that Honeywell will continue to outperform under Vimal Kapur's leadership. I am grateful for the opportunity I have had to lead Honeywell, and I know our future is bright."
As a result of the company's first-quarter performance and management's outlook for the remainder of the year, Honeywell raised the midpoint of its full-year sales, segment margin3, and adjusted earnings per share3 guidance. Full-year sales are now expected to be $36.5 billion to $37.3 billion with organic1 sales growth in the range of 3% to 6%. Segment margin3 is now expected to be in the range of 22.3% to 22.6%, with segment margin expansion3 of 60 to 90 basis points. Adjusted earnings per share3,4 is now expected to be in the range of $9.00 to $9.25, up 20 cents on the low end and 5 cents on the high end from the prior guidance range. Operating cash flow is still expected to be in the range of $4.9 billion to $5.3 billion. Free cash flow1 is still expected to be in the range of $3.9 billion to $4.3 billion, or $5.1 billion to $5.5 billion excluding the net impact of settlements signed in the fourth quarter of 2022. A summary of the company's full-year guidance changes can be found in Table 1.

First-Quarter Performance
Honeywell sales for the first quarter were up 6% year over year on a reported basis and 8% year over year on an organic1 basis. The first-quarter financial results can be found in Tables 2 and 3.
Aerospace sales for the first quarter were up 14% year over year on an organic1 basis led by commercial aviation. Commercial aviation aftermarket sales grew over 20%, supported by continued flight hour recovery in air transport. Commercial original equipment also had double-digit sales growth in the quarter, including over 30% growth in business and general aviation original equipment. Defense and space sales returned to growth in the first quarter and maintained a book-to-bill greater than one. Segment margin contracted 80 basis points to 26.6%, driven by higher sales of lower margin products partially offset by commercial excellence.
Honeywell Building Technologies sales for the first quarter were up 9% on an organic1 basis year over year. Building solutions grew 13% organically driven by the fourth consecutive quarter of double-digit project sales growth. Strong demand for our fire offerings resulted in 7% organic sales growth in building products. Segment margin expanded 170 basis points to 25.2% due to commercial excellence partially offset by cost inflation.
Performance Materials and Technologies sales for the first quarter were up 15% on an organic1 basis year over year. Sales growth was led by UOP, which grew 19% organically due to strength in refining catalyst shipments and gas processing. In HPS, strength in projects and smart energy led to 16% organic growth in the quarter. Demand remained robust in fluorine products, which led to 12% growth in advanced materials. Segment margin contracted 20 basis points to 20.6% as a result of cost inflation and higher sales of lower margin products, partially offset by commercial excellence and volume leverage.
Safety and Productivity Solutions sales for the first quarter decreased 11% on an organic1 basis year over year. Sales declines were led by lower volumes in warehouse and workflow solutions and productivity solutions and services, partially offset by the sensing portion of sensing and safety technologies. Segment margin remained a
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Honeywell Q1’23 Results - 3

positive contributor to Honeywell, expanding 270 basis points year over year to 17.2%, driven by productivity actions and commercial excellence, partially offset by lower volume leverage and cost inflation.

Conference Call Details
Honeywell will discuss its first-quarter results and updated full-year 2023 guidance during an investor conference call starting at 8:30 a.m. Eastern Daylight Time today. A live webcast of the investor call as well as related presentation materials will be available through the Investor Relations section of the company’s website (www.honeywell.com/investor). A replay of the webcast will be available for 30 days following the presentation.

TABLE 1: FULL-YEAR 2023 GUIDANCE3

	Previous Guidance	Current Guidance
Sales	$36.0B - $37.0B	$36.5B - $37.3B
Organic Growth	2% - 5%	3% - 6%
Segment Margin	22.2% - 22.6%	22.3% - 22.6%
Expansion	Up 50 - 90 bps	Up 60 - 90 bps
Adjusted Earnings Per Share[4]	$8.80 - $9.20	$9.00 - $9.25
Adjusted Earnings Growth[4]	0% - 5%	3% - 6%
Adjusted Earnings Per Share Excluding Pension Headwind	$9.35 - $9.75	$9.55 - $9.80
Adjusted Earnings Growth Excluding Pension Headwind	7% - 11%	9% - 12%
Operating Cash Flow	$4.9B - $5.3B	$4.9B - $5.3B
Free Cash Flow	$3.9B - $4.3B	$3.9B - $4.3B
Free Cash Flow Excluding Impact of Settlements	$5.1B - $5.5B	$5.1B - $5.5B

TABLE 2: SUMMARY OF HONEYWELL FINANCIAL RESULTS

	1Q 2023	1Q 2022	Change
Sales	8,864	8,376	6%
Organic Growth[1]			8%
Operating Income Margin	19.1%	15.2%	390 bps
Segment Margin[1]	22.0%	21.1%	90 bps
Earnings Per Share	$2.07	$1.64	26%
Adjusted Earnings Per Share[1]	$2.07	$1.91	8%
Cash Flow from Operations	(784)	36	(2,278%)
Free Cash Flow[1]	(977)	50	(2,054%)

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Honeywell Q1’23 Results - 4

TABLE 3: SUMMARY OF SEGMENT FINANCIAL RESULTS

AEROSPACE	1Q 2023	1Q 2022	Change
Sales	3,111	2,749	13%
Organic Growth[1]			14%
Segment Profit	827	753	10%
Segment Margin	26.6%	27.4%	-80 bps
HONEYWELL BUILDING TECHNOLOGIES
Sales	1,487	1,429	4%
Organic Growth[1]			9%
Segment Profit	375	336	12%
Segment Margin	25.2%	23.5%	170 bps
PERFORMANCE MATERIALS AND TECHNOLOGIES
Sales	2,749	2,453	12%
Organic Growth[1]			15%
Segment Profit	566	510	11%
Segment Margin	20.6%	20.8%	-20 bps
SAFETY AND PRODUCTIVITY SOLUTIONS
Sales	1,515	1,744	(13%)
Organic Growth[1]			(11%)
Segment Profit	260	253	3%
Segment Margin	17.2%	14.5%	270 bps
1See additional information at the end of this release regarding non-GAAP financial measures.
2Effective March 31, 2022, performance obligations exclude contracts with customers related to Russia as collectability is not reasonably assured.
3Segment margin and adjusted EPS are non-GAAP financial measures. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment margin or adjusted EPS. We therefore, do not present a guidance range, or a reconciliation to, the nearest GAAP financial measures of operating margin or EPS.
4Adjusted EPS and adjusted EPS V% guidance excludes items identified in the non-GAAP reconciliation of adjusted EPS at the end of this release, and any potential future one-time items that we cannot reliably predict or estimate such as pension mark-to-market.

Honeywell (www.honeywell.com) delivers industry specific solutions that include aerospace products and services; control technologies for buildings and industry; and performance materials globally. Our technologies help everything from aircraft, buildings, manufacturing plants, supply chains, and workers become more connected to make our world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

Honeywell uses our Investor Relations website, www.honeywell.com/investor, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media.
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We describe many of the trends and other factors that drive our business and future results in this release. Such discussions contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Forward-looking statements are those that address activities, events, or developments that management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ significantly from those envisaged by our forward-looking statements. We do not undertake to update or revise any of our forward-looking statements, except as required by applicable securities law. Our forward-looking statements are also subject to material risks and uncertainties that can affect our performance in both the near- and long-term. In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. These forward-looking statements should be considered in light of the information included in this release, our Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking plans described herein are not final and may be modified or abandoned at any time.

This release contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this release are as follows:
•Segment profit, on an overall Honeywell basis;
•Segment margin, on an overall Honeywell basis;
•Organic sales growth;
•Free cash flow;
•Free cash flow excluding impact of settlements;
•Adjusted earnings per share; and
•Adjusted earnings per share excluding pension headwind.

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Refer to the Appendix attached to this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.

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Honeywell Q1’23 Results - 6

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Product sales	$6,310	$6,132
Service sales	2,554	2,244
Net sales	8,864	8,376
Costs, expenses and other
Cost of products sold(1)	4,068	4,059
Cost of services sold(1)	1,430	1,265
Total Cost of products and services sold	5,498	5,324
Research and development expenses	357	350
Selling, general and administrative expenses(1)	1,317	1,431
Other (income) expense	(260)	(319)
Interest and other financial charges	170	85
Total costs, expenses and other	7,082	6,871
Income before taxes	1,782	1,505
Tax expense	374	371
Net income	1,408	1,134
Less: Net income (loss) attributable to the noncontrolling interest	14	—
Net income attributable to Honeywell	$1,394	$1,134
Earnings per share of common stock - basic	$2.09	$1.66
Earnings per share of common stock - assuming dilution	$2.07	$1.64
Weighted average number of shares outstanding - basic	667.8	684.7
Weighted average number of shares outstanding - assuming dilution	673.0	691.3

(1)	Cost of products and services sold and Selling, general and administrative expenses include amounts for repositioning and other charges, the service cost component of pension and other postretirement (income) expense, and stock compensation expense.

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Honeywell Q1’23 Results - 7

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
Net Sales	2023	2022
Aerospace	$3,111	$2,749
Honeywell Building Technologies	1,487	1,429
Performance Materials and Technologies	2,749	2,453
Safety and Productivity Solutions	1,515	1,744
Corporate and All Other	2	1
Total	$8,864	$8,376

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended March 31,
Segment Profit	2023	2022
Aerospace	$827	$753
Honeywell Building Technologies	375	336
Performance Materials and Technologies	566	510
Safety and Productivity Solutions	260	253
Corporate and All Other	(81)	(86)
Total segment profit	1,947	1,766
Interest and other financial charges	(170)	(85)
Stock compensation expense (1)	(59)	(60)
Pension ongoing income (2)	130	251
Other postretirement income (2)	6	10
Repositioning and other charges (3,4)	(141)	(387)
Other (5)	69	10
Income before taxes	$1,782	$1,505

(1)	Amounts included in Selling, general and administrative expenses.
(2)	Amounts included in Cost of products and services sold, Selling, general and administrative expenses (service costs) and Other income (expense) (non-service cost components).
(3)	Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Other (income) expense.
(4)	Includes repositioning, asbestos, and environmental expenses.
(5)	Amounts include the other components of Other (income) expense not included within other categories in this reconciliation. Equity income of affiliated companies is included in segment profit.

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Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	March 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$6,869	$9,627
Short-term investments	371	483
Accounts receivable, less allowances of $336 and $326, respectively	7,862	7,440
Inventories	5,776	5,538
Other current assets	1,632	1,894
Total current assets	22,510	24,982
Investments and long-term receivables	905	945
Property, plant and equipment—net	5,472	5,471
Goodwill	17,587	17,497
Other intangible assets—net	3,168	3,222
Insurance recoveries for asbestos-related liabilities	239	224
Deferred income taxes	383	421
Other assets	9,619	9,513
Total assets	$59,883	$62,275
LIABILITIES
Current liabilities
Accounts payable	$6,443	$6,329
Commercial paper and other short-term borrowings	3,555	2,717
Current maturities of long-term debt	937	1,730
Accrued liabilities	6,961	9,162
Total current liabilities	17,896	19,938
Long-term debt	14,670	15,123
Deferred income taxes	2,303	2,093
Postretirement benefit obligations other than pensions	137	146
Asbestos-related liabilities	1,154	1,180
Other liabilities	6,201	6,469
Redeemable noncontrolling interest	7	7
Shareowners’ equity	17,515	17,319
Total liabilities, redeemable noncontrolling interest and shareowners’ equity	$59,883	$62,275
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Honeywell Q1’23 Results - 9

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net income	$1,408	$1,134
Less: Net income attributable to noncontrolling interest	14	—
Net income attributable to Honeywell	1,394	1,134
Adjustments to reconcile net income attributable to Honeywell to net cash provided by (used for) operating activities
Depreciation	161	167
Amortization	122	163
Repositioning and other charges	141	387
Net payments for repositioning and other charges	(41)	(108)
NARCO Buyout payment	(1,325)	—
Pension and other postretirement income	(136)	(261)
Pension and other postretirement benefit receipts (payments)	(15)	(14)
Stock compensation expense	59	60
Deferred income taxes	225	21
Other	(350)	(67)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures
Accounts receivable	(422)	(285)
Inventories	(238)	(331)
Other current assets	110	(29)
Accounts payable	114	(199)
Accrued liabilities	(583)	(602)
Net cash provided by (used for) operating activities	(784)	36
Cash flows from investing activities
Capital expenditures	(193)	(183)
Proceeds from disposals of property, plant and equipment	11	10
Increase in investments	(226)	(223)
Decrease in investments	386	304
Receipts from Garrett Motion Inc.	—	197
Receipts (payments) from settlements of derivative contracts	(7)	61
Cash paid for acquisitions, net of cash acquired	—	(176)
Net cash used for investing activities	(29)	(10)
Cash flows from financing activities
Proceeds from issuance of commercial paper and other short-term borrowings	4,105	1,228
Payments of commercial paper and other short-term borrowings	(3,294)	(1,228)
Proceeds from issuance of common stock	37	23
Proceeds from issuance of long-term debt	—	1
Payments of long-term debt	(1,363)	(40)
Repurchases of common stock	(699)	(1,018)
Cash dividends paid	(725)	(668)
Other	(34)	(17)
Net cash used for financing activities	(1,973)	(1,719)
Effect of foreign exchange rate changes on cash and cash equivalents	28	15
Net decrease in cash and cash equivalents	(2,758)	(1,678)
Cash and cash equivalents at beginning of period	9,627	10,959
Cash and cash equivalents at end of period	$6,869	$9,281

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Honeywell Q1’23 Results - 10

Appendix

Non-GAAP Financial Measures

The following information provides definitions and reconciliations of certain non-GAAP financial measures presented in this press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP).

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Included below are reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures. Other companies may calculate these non-GAAP measures differently, limiting the usefulness of these measures for comparative purposes.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors are urged to review the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate Honeywell’s business.
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Honeywell Q1’23 Results - 11

Honeywell International Inc.
Reconciliation of Organic Sales % Change (Unaudited)

Three Months Ended March 31, 2023
Honeywell
Reported sales % change	6%
Less: Foreign currency translation	(2)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	8%

Aerospace
Reported sales % change	13%
Less: Foreign currency translation	(1)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	14%

Honeywell Building Technologies
Reported sales % change	4%
Less: Foreign currency translation	(5)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	9%

Performance Materials and Technologies
Reported sales % change	12%
Less: Foreign currency translation	(3)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	15%

Safety and Productivity Solutions
Reported sales % change	(13)%
Less: Foreign currency translation	(2)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	(11)%

We define organic sales percentage as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of reported sales percent change to organic sales percent change has not been provided for forward-looking measures of organic sales percent change because management cannot reliably predict or estimate, without unreasonable effort, the fluctuations in global currency markets that impact foreign currency translation, nor is it reasonable for management to predict the timing, occurrence and impact of acquisition and divestiture transactions, all of which could significantly impact our reported sales percent change.
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Honeywell Q1’23 Results - 12

Honeywell International Inc.
Reconciliation of Operating Income to Segment Profit, Calculation of Operating Income and Segment Profit Margins
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2023	2022	2022
Operating income	$1,692	$1,271	$6,427
Stock compensation expense (1)	59	60	188
Repositioning, Other (2,3)	180	401	942
Pension and other postretirement service costs (3)	16	34	132
Segment profit	$1,947	$1,766	$7,689

Operating income	$1,692	$1,271	$6,427
÷ Net sales	$8,864	$8,376	$35,466
Operating income margin %	19.1%	15.2%	18.1%
Segment profit	$1,947	$1,766	$7,689
÷ Net sales	$8,864	$8,376	$35,466
Segment profit margin %	22.0%	21.1%	21.7%

(1)	Included in Selling, general and administrative expenses.
(2)
Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the three months ended March 31, 2023, other charges include $2 million of expenses due to the Russia-Ukraine conflict. For the three months ended March 31, 2022, other charges include $183 million of reserves against outstanding accounts receivables, contract assets, and impairments of other assets due to the Russia-Ukraine conflict. For the twelve months ended December 31, 2022, other charges include an expense of $250 million related to reserves against outstanding accounts receivables, contract assets, and inventory, as well as the write-down of other assets and employee severance related to the initial suspension and wind down of our businesses and operations in Russia. For the three months ended March 31, 2022, and twelve months ended December 31, 2022, other charges include $9 million and $41 million, respectively, of incremental long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) relating to the warehouse automation business within the Safety and Productivity Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to unexpected supplier delays and the resulting downstream installation issues, demobilization and remobilization of contract workers, and resolution of contractor disputes.

(3)	Included in Cost of products and services sold and Selling, general and administrative expenses.
We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We define segment profit margin, on an overall Honeywell basis, as segment profit divided by net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of operating income to segment profit, on an overall Honeywell basis, has not been provided for all forward-looking measures of segment profit and segment margin included herein. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment profit. The information that is unavailable to provide a quantitative reconciliation could have a significant impact on our reported financial results. To the extent quantitative information becomes available without unreasonable effort in the future, and closer to the period to which the forward-looking measures pertain, a reconciliation of operating income to segment profit will be included within future filings.
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Honeywell Q1’23 Results - 13

Honeywell International Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share and Adjusted Earnings per Share Excluding Pension Headwind (Unaudited)

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2023	2022	2022	2023(E)
Earnings per share of common stock - diluted (1)	$2.07	$1.64	$7.27	$9.00 - $9.25
Pension mark-to-market expense (2)	—	—	0.64	No Forecast
Expense related to UOP Matters (3)	—	—	0.07	—
Russian-related charges (4)	—	0.27	0.43	—
Gain on sale of Russian entities (5)	—	—	(0.03)	—
Net expense related to the NARCO Buyout and HWI Sale (6)	—	—	0.38	—
Adjusted earnings per share of common stock - diluted	$2.07	$1.91	$8.76	$9.00 - $9.25
Pension headwind (7)	$0.15	—	—	~$0.55
Adjusted earnings per share of common stock excluding Pension headwind - diluted	$2.22	$1.91	$8.76	$9.55 - $9.80

(1)
For the three months ended March 31, 2023, and 2022, adjusted earnings per share utilizes weighted average shares of approximately 673.0 million and 691.3 million, respectively. For the twelve months ended December 31, 2022, adjusted earnings per share utilizes weighted average shares of approximately 683.1 million. For the twelve months ended December 31, 2023, expected earnings per share utilizes weighted average shares of approximately 670 million.

(2)	Pension mark-to-market expense uses a blended tax rate of 16%, net of tax expense of $83 million for 2022.
(3)	For the twelve months ended December 31, 2022, the adjustment was an expense of $45 million, without tax benefit, due to an expense related to UOP matters.
(4)
For the three months ended March 31, 2023, the adjustment was a $2 million benefit, without tax expense. For the three months ended March 31, 2022, the adjustment was a $183 million charge, without tax benefit, to reserve against outstanding accounts receivable, contract assets, and impairments of other assets due to the Russia-Ukraine conflict. For the twelve months ended December 31, 2022, the adjustment was $297 million, including a tax valuation allowance benefit of $2 million, to exclude charges and the accrual of reserves related to outstanding accounts receivable, contract assets, impairment of intangible assets, foreign exchange revaluation, inventory reserves, the write-down of other assets, impairment of property, plant and equipment, employee severance, and called guarantees related to the initial suspension and wind down of our businesses and operations in Russia.

(5)	For the twelve months ended December 31, 2022, the adjustment was $22 million, without tax benefit, due to the gain on sale of Russian entities.
(6)	For the twelve months ended December 31, 2022, the adjustment was $260 million, net of tax expense of $82 million, due to the net expense related to the NARCO Buyout and HWI Sale.
(7)
For the three months ended March 31, 2023, the adjustment is the decline of $99 million of pension ongoing income compared to the three months ended March 31, 2022, and three months ended March 31, 2023, net of tax expense of $26 million. For the twelve months ended December 31, 2023, the adjustment is the forecasted decline of approximately $370 million of pension ongoing income between 2022 and 2023, net of estimated tax expense of approximately $100 million.

We define adjusted earnings per share as diluted earnings per share adjusted to exclude various charges as listed above. We define adjusted earnings per share excluding pension headwind as adjusted earnings per share adjusted for an actual or forecasted decline of pension ongoing income between the comparative periods in 2022 and 2023. We believe adjusted earnings per share and adjusted earnings per share excluding pension headwind are measures that are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. For forward-looking information, management cannot reliably predict or estimate, without unreasonable effort, the pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. We therefore do not include an estimate for the pension mark-to-market expense. Based on economic and industry conditions, future developments, and other relevant factors, these assumptions are subject to change.
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Honeywell Q1’23 Results - 14

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Cash provided by operating activities	$(784)	$36
Expenditures for property, plant and equipment	(193)	(183)
Garrett cash receipts	—	197
Free cash flow	(977)	50

We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment plus cash receipts from Garrett.

We believe that free cash flow is a non-GAAP measure that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

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Honeywell Q1’23 Results - 15

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow and Free Cash Flow to Free Cash Flow Excluding Impact of Settlements (Unaudited)
(Dollars in millions)

Three Months Ended March 31, 2023
Cash provided by operating activities	$(784)
Expenditures for property, plant and equipment	(193)
Garrett cash receipts	—
Free cash flow	(977)
Impact of settlements	1,272
Free cash flow excluding impact of settlements	$295

We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment plus cash receipts from Garrett. We define free cash flow excluding impact of settlements as free cash flow less settlements related to the NARCO Buyout, HWI Sale, and UOP Matters.

We believe that free cash flow and free cash flow excluding impact of settlements are non-GAAP measures that are useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. These measures can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

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Honeywell Q1’23 Results - 16

Honeywell International Inc.
Reconciliation of Expected Cash Provided by Operating Activities to Expected Free Cash Flow and Expected Free Cash Flow to Expected Free Cash Flow Excluding Impact of Settlements (Unaudited)

Twelve Months Ended December 31, 2023(E) ($B)
Cash provided by operating activities	~$4.9 - $5.3
Expenditures for property, plant and equipment	~(1.0)
Garrett cash receipts	—
Free cash flow	~$3.9 - $4.3
Impact of settlements	~1.2
Free cash flow excluding impact of settlements	~$5.1 - $5.5

We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment plus anticipated cash receipts from Garrett. We define free cash flow excluding impact of settlements as free cash flow less settlements related to the NARCO Buyout, HWI Sale, and UOP Matters.

We believe that free cash flow and free cash flow excluding impact of settlements are non-GAAP measures that are useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. These measures can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.